Exhibit 10.4

Compensation of Directors

Compensation of members of the board of directors of Gyrodyne, LLC is structured as a flat annual fee payable monthly. The annual director fee payable to each director is $42,000 per year (which includes attendance at board meetings and committee meetings). In addition, the Chairman also receives a fee equal to $78,000 per year for total compensation of $120,000 per year. Directors are entitled to be reimbursed for travel and other expenses related to company business.